Exhibit 5.1

December 14, 2022

CF Principal Investments LLC

499 Park Avenue

New York, NY 10022

To the addressee set forth above:

We have acted as special counsel to Appreciate Holdings, Inc., a Delaware corporation (the “Company”)(f/k/a PropTech Investment Corporation II), in connection with (a) the issuance to you of 21,052,632 shares of Class A common stock, $0.0001 par value per share (the “Common Stock”) as underwriting commission in connection with the entry into of the Purchase Agreement (as defined below) (the “Commitment Shares”) and (b) the issuance and sale to you from time to time by the Company of, up to $100,000,000 in aggregate gross purchase price of newly issued shares of the Company’s Common Stock (the “Purchase Shares”), pursuant to a common stock purchase agreement dated May 17, 2022 between you and the Company (the “Purchase Agreement”). The Company has filed a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on December 14, 2022 (Registration No. 333-[●]) (as so filed and as amended, the “Registration Statement”) and a preliminary prospectus included within the Registration Statement (the “Prospectus”). This letter is being delivered to you pursuant to Section 6.15 of the Purchase Agreement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure). We have examined, among other things, the following:

(a) the Purchase Agreement, the Registration Statement, the Prospectus, and the registration rights agreement dated as of November 29, 2022 between you and the Company (the “Registration Rights Agreement,” together with the Purchase Agreement, the “Operative Documents”);

(b) the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company (the “Governing Documents”), and certain resolutions of the board of directors of the Company (the “Board”); and

(c) (i) the Form of Registration Rights Agreement by and among the Company and certain equityholders of the Company as filed as Exhibit 10.4 to the Company’s Form S-1 Registration Statement dated October 22, 2020 and (ii) the Form of Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent (as amended and/or supplemented to the date hereof) as filed as Exhibit 4.4 to the Company’s Form S-1 Registration Statement dated October 22, 2020 (collectively, the “Specified Agreements”).

CF Principal Investments LLC

December 14, 2022

Except as otherwise stated herein, as to factual matters, we have, with your consent, relied upon the foregoing and upon oral and written statements and representations of officers and other representatives of the Company and others, including the representations and warranties of the Company and of you in the Purchase Agreement. We have not independently verified such factual matters.

We are members of the Bar of the State of Minnesota and do not purport to express any opinion as to any laws other than the laws of the State of Minnesota or the federal laws of the United States of America, and we assume with your permission that the internal laws of the State of New York are the same as the laws of the State of Minnesota. Except as otherwise stated herein, we are opining as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and, in numbered paragraphs 1, 2, 3, 4, 5(a), 5(b), and 5(d), the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state

Except as otherwise stated herein, our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to forward stock purchase transactions and related registered resales of such shares. We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of any parties to the Purchase Agreement or the legal or regulatory status of any of their affiliates.

Subject to the foregoing and the other matters set forth herein, as of the date hereof:

1.	The Company is a corporation under the DGCL with corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and the Prospectus. With your consent, based solely on certificates from public officials, we confirm that the Company is validly existing and in good standing under the laws of the State of Delaware.

2.	The issuance of the Commitment Shares has been duly authorized by all necessary corporate action of the Company, and the Commitment Shares are validly issued, fully paid and nonassessable and free of preemptive rights arising from the Governing Documents or the DGCL. When the Purchase Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of you, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Purchase Agreement, the issuance and sale of the Purchase Shares will have been duly authorized by all necessary corporate action of the Company, and the Purchase Shares will be validly issued, fully paid and nonassessable and free of preemptive rights arising from the Governing Documents or the DGCL.

3.	The execution, delivery and performance of the Purchase Agreement has been duly authorized by all necessary corporate action of the Company, and the Purchase Agreement has been duly executed and delivered by the Company.

4.	The execution, delivery and performance of the Registration Rights Agreement has been duly authorized by all necessary corporate action of the Company, and the Registration Rights Agreement has been duly executed and delivered by the Company and is a legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

CF Principal Investments LLC

December 14, 2022

5.	The execution and delivery of the Purchase Agreement and the Registration Rights Agreement, the issuance of the Commitment Shares to you pursuant to the Purchase Agreement, and the issuance and sale of the Purchase Shares by the Company to you pursuant to the Purchase Agreement do not, on the date hereof:

(a)	violate the provisions of the Governing Documents;

(b)	violate any federal or New York statute, rule or regulation applicable to the Company or violate the DGCL;

(c)	result in the breach of or a default under any of the Specified Agreements; or

(d)	require any consents, approvals or authorizations to be obtained by the Company from, or any registrations, declarations or filings to be made by the Company with, any governmental authority under any federal or New York statute, rule or regulation applicable to the Company or the DGCL that have not been obtained or made.

6.	The Registration Statement at December 14, 2022 and the Prospectus, as of its date, each appeared on their face to be appropriately responsive in all material respects to the applicable form requirements for registration statements on Form S-1 under the Act and the rules and regulations of the Commission thereunder; it being understood, however, that we express no view with respect to Regulation S-T or the financial statements, schedules or other financial data, included in, or omitted from, the Registration Statement or the Prospectus. For purposes of this paragraph, we have assumed that the statements made in the Registration Statement and the Prospectus are correct and complete.

7.	The statements in the Prospectus under the caption “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Common Stock, are accurate descriptions or summaries in all material respects.

8.	The Company is not, and immediately after giving effect to the sale of the Purchase Shares in accordance with the Purchase Agreement and the application of the proceeds as described in the Prospectus under the caption “Use of Proceeds,” will not be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9.	With your consent, based solely on a certificate of an officer of the Company as to factual matters and a review of the Specified Agreements, the Company is not a party to any agreement that would require the inclusion in the Registration Statement of shares of Common Stock owned by any person or entity other than the Company or you, except as otherwise disclosed in the Prospectus or as waived or satisfied.

In rendering the opinion set forth in numbered paragraph 2, we have assumed that (i) certain terms of the Purchase Shares to be issued by the Company from time to time will be authorized and approved by the Board or one or more committees thereof established by the Board or the other person or body designated by the Board having the authority to issue and sell Purchase Shares pursuant to the Purchase Agreement in accordance with the DGCL, the Governing Documents and certain resolutions of the Board and one or more committees thereof, (ii) the Company complied or will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (iii) upon the issuance of any of the Purchase Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation.

Our opinions are subject to: (i) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy.

CF Principal Investments LLC

December 14, 2022

We express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xii) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion or confirmation as to federal or state securities laws (except as expressly set forth in paragraphs 6 and 8 as to federal securities laws), tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, laws and regulations relating to commodities trading, futures and swaps; Financial Industry Regulatory Authority rules; National Futures Association rules; or the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps, export control, anti-money laundering, and anti-terrorism laws, and laws governing foreign investments in the United States (without limiting other laws or rules excluded by customary practice).

With your consent, except to the extent we have expressly opined as to such matters with respect to the Company herein, we have assumed (a) that the Operative Documents have been duly authorized, executed and delivered by the parties thereto, (b) that the Operative Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, (c) that the status of the Operative Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, and (d) that any conditions to the effectiveness of the Operative Documents have been satisfied or waived.

Insofar as our opinions require interpretation of the Specified Agreements, with your consent, (i) we have assumed that all courts of competent jurisdiction would enforce such agreements in accordance with their plain meaning, (ii) we express no opinion with respect to any breach or default under a Specified Agreement that would occur only upon the happening of a contingency and (iii) we express no opinion with respect to any matters which would require us to perform a mathematical calculation or make a financial or accounting determination.

This opinion is based on existing facts, statutes, case law, rules and regulations and judicial rulings and is subject to any changes thereof. We do not undertake to advise you with respect to such future changes which affect this opinion.

This letter is furnished only to you in your capacity as Investor (as such term is defined in the Purchase Agreement) and is solely for your benefit as such in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose (including any person, firm or other entity that acquires Common Stock or any interest therein from you) without our prior written consent, which may be granted or withheld in our sole discretion.

Sincerely,

WINTHROP & WEINSTINE, P.A.